Exhibit 99.1

First Internet Bancorp Completes Private Placement of $60 Million of 3.75% Fixed-to-Floating Rate Subordinated Notes

Fishers, Indiana, August 16, 2021 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today the completion of a private placement of $60.0 million in aggregate principal amount of 3.75% fixed-to-floating rate subordinated notes due 2031 (the “Notes”). The Notes will bear interest at a fixed rate of 3.75% per annum from August 16, 2021 to September 1, 2026, with interest during this period payable semi-annually in arrears. From September 1, 2026 to the stated maturity date or early redemption date, the interest rate will be reset quarterly to an annual floating rate equal to the then current three-month term Secured Overnight Financing Rate (SOFR) plus 311 basis points, with interest during this period payable quarterly in arrears. The Notes are redeemable by the Company, in whole or in part, on or after September 1, 2026, and at any time upon the occurrence of certain events. The Notes have been structured to qualify as Tier 2 capital for the Company for regulatory capital purposes.

Piper Sandler & Co. acted as placement agent for the Notes offering.

The Company expects to use the net proceeds of the private placement for general corporate purposes, which may include the redemption of currently outstanding indebtedness.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy any security, nor shall there be any sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About First Internet Bancorp

First Internet Bancorp is a bank holding company with assets of $4.2 billion as of June 30, 2021. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to regulatory capital classification and uses of proceeds. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “estimate,” “expect,” “intend,” “may,” “optimistic,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “will,” “would” or other similar expressions. Such statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and are subject to certain risks and uncertainties including: the effects of the COVID-19 global pandemic and other adverse public health developments on the economy, our business and operations and the business and operations of our vendors and customers: general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for our loans and other products; our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that we own or that is the collateral for our loans; failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance, SBA and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact information:

Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com